Exhibit 10.0



                 Description of Arrangement

In May 2001, Luis Leon accepted an offer to become the Chief Financial Officer of the Company, effective July 2, 2001. The terms of Mr. Leon's employment include: 1) an annual salary of $325,000; 2) eligibility for the Executive Incentive Plan, with a guaranteed minimum bonus in 2001 of $162,500, which is normally paid out in March of the following year if employment is not terminated for cause; 3) inclusion in the Company's Long Term Incentive Plan, with a cash component of $300,000 and a stock option level of 200,000 options in accordance with the plan document; 4) eligibility for the Company's Change of Control agreement;
5) relocation reimbursement; 6) annual car and perquisite allowances commencing as of January 1, 2001 and totaling $43,500; and 6) participation in other applicable employee benefit plans. Consistent with Company employment policies, Mr. Leon's employment was contingent upon drug screening, background investigation, and the signing of a confidentiality agreement.